Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) among NATURAL RESOURCES CORPORATION, a Delaware corporation ("Acquisition"), M-POWER FOOD INDUSTRIES PTE. LTD., a Republic of Singapore corporation (“M-Power”) and the persons listed in Exhibit A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of M-Power.

Whereas, Natural Resources wishes to acquire and the Shareholders wish to transfer all of the issued and outstanding securities of M-Power in a transaction intended to qualify as a reorganization within the meaning of §368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

Now, therefore, Natural Resources, M-Power, and the Shareholders adopt this plan of reorganization and agree as follows:

1.     Exchange of Stock

1.1     Number of Shares. The Shareholders agree to transfer to Natural Resources at the Closing (defined below) the number of shares of common stock of M-Power, $0.01 par value per share, shown opposite their names in Exhibit A, in exchange for an aggregate of 50,000,0000 shares of voting common stock of Natural Resources, $0.0001 par value per share.

1.2     Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of M-Power common stock shall surrender such certificate(s) for cancellation to Natural Resources, and shall receive in exchange a certificate or certificates representing the number of full shares of Natural Resources common stock into which the shares of M-Power common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of M-Power shares by the Shareholders shall be effected by the delivery to Natural Resources at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

1.3     Fractional Shares. Fractional shares of Natural Resources common stock shall not be issued, but in lieu thereof Natural Resources shall round up fractional shares to the next highest whole number.

1.4     Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as Natural Resources may request in order more effectively to sell, transfer, and assign the transferred stock to Natural Resources and to confirm Natural Resources’ title thereto.

1.5     Securities Outstanding After Closing. Immediately following the Closing, there will be issued and outstanding in Natural Resources 51,700,000 common shares issued.

2.      Exchange of Other Securities.

2.1     Securities Exchanged. All outstanding warrants, options, stock rights and all other securities of M-Power owned by the Shareholders shall be exchanged and adjusted, subject to the terms contained in such warrants, options, stock rights or other securities, for similar securities of Natural Resources.

2.2     Ratio of Exchange. The securities of M-Power owned by the Shareholders, and the relative securities of Natural Resources for which they will be exchanged, are set out opposite their names in Exhibit A.

3.     Closing. The Closing contemplated herein shall be held on August 12, 2014 at the principal offices of Natural Resources, unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.     Unexchanged Certificates. Until surrendered, each outstanding certificate that prior to the Closing represented M-Power common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Natural Resources common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of M-Power common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5.     Representations and Warranties of M-Power

M-Power represents and warrants as follows:

5.1     Corporate Status. M-Power is a corporation duly organized, validly existing, and in good standing under the laws of the Republic of Singapore and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

5.2     Capitalization. The authorized capital stock of M-Power consists of 200,000,000 shares of common stock, $0.01 par value per share, of which 200,000,000 shares are issued and outstanding, all fully paid and non-assessable. There are no shares of preferred stock issued or authorized.

5.3     Subsidiaries. M-Power has no subsidiaries.

5.4     Financial Statements. The audited financial statements of M-Power of March 31, 2014 and June 30, 2013 or such other period as acceptable to Natural Resources (“M-Power’s Financial Statements”) furnished to Natural Resources are correct and fairly present the financial condition of M-Power as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

5.5     Undisclosed Liabilities. M-Power had no liabilities of any nature except to the extent reflected or reserved against in M-Power's Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and M-Power's accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in M-Power's Financial Statements.

5.6     Absence of Material Changes. Between the date of M-Power’s Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of M-Power and delivered to Natural Resources, (1) any changes in M-Power's financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to M-Power's property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of M-Power's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

5.7     Litigation. There is no litigation or proceeding pending, or to M-Power’s knowledge threatened, against or relating to M-Power, its properties or business, except as set forth in a list certified by the president of M-Power and delivered to Natural Resources.

5.8     Contracts. M-Power is not a party to any material contract other than those listed as attachment hereto.

5.9     No Violation. Execution of this Agreement and performance by M-Power hereunder has been duly authorized by all requisite corporate action on the part of M-Power, and this Agreement constitutes a valid and binding obligation of M-Power, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of M-Power is subject or by which M-Power is bound.

5.10     Title to Property. M-Power has good and marketable title to all properties and assets, real and personal, reflected in M-Power's Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and M-Power's properties and assets are subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

5.11       Corporate Authority. M-Power has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

5.12     Access to Records. From the date of this Agreement to the Closing, M-Power will (1) give to Natural Resources and its representatives full access during normal business hours to all of its offices, books, records, contracts, and other corporate documents and properties so that Natural Resources may inspect and audit them and (2) furnish such information concerning M-Power's properties and affairs as Natural Resources may reasonably request.

5.13     Confidentiality. Until the Closing (and permanently if there is no Closing), M-Power and the Shareholders will keep confidential any information which they obtain from Natural Resources concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, M-Power and the Shareholders will return to Natural Resources all written matter with respect to Natural Resources obtained by them in connection with the negotiation or consummation of this Agreement.

6.     Representations and Warranties of the Shareholders

The Shareholders, individually and separately, represent and warrant as follows:

6.1     Title to Shares. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of M-Power shares which are listed in the attached schedule and which they have contracted to exchange.

6.2     Litigation. There is no litigation or proceeding pending, or to each Shareholder’s knowledge threatened, against or relating shares of M-Power held by the Shareholders.

7.     Representations and Warranties of Natural Resources

The Natural Resources represents and warrants as follows:

7.1     Corporate Status. Natural Resources is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

7.2     Capitalization. The authorized capital stock of Natural Resources consists of 100,0000,000 shares of common stock, $0.0001 par value per share, of which 1,100,000 shares are issued and outstanding, all fully paid and non-assessable and 20,000,000 shares of non-designated preferred stock. There are no shares of preferred stock issued or authorized.

7.3     Subsidiaries. Natural Resources has no subsidiaries.

7.4     Public Company. Natural Resources filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, a registration statement on September 30, 2013 registering its common stock.

7.5     Public Filings. Natural Resources has timely filed all reports required to be filed by it under Section 13 of the Securities Exchange Act of 1934.

7.6     Financial Statements. The audited financial statements of Natural Resources of December 31, 2013 or such other period as acceptable M-Power (“Natural Resources’ Financial Statements”) furnished to M-Power are correct and fairly present the financial condition of Natural Resources as of the dates and for the periods involved, and such statements were prepared in accordance with generally accepted accounting principles consistently applied.

7.7     Undisclosed Liabilities. Natural Resources had no liabilities of any nature except to the extent reflected or reserved against in Natural Resources’ Financial Statements, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax liabilities and interest due or to become due, and Natural Resources’ accounts receivable, if any, are collectible in accordance with the terms of such accounts, except to the extent of the reserve therefor in Natural Resources’ Financial Statements.

7.8     Absence of Material Changes. Between the date of Natural Resources’ Financial Statements and the date of this Agreement, there have not been, except as set forth in a list certified by the president of Natural Resources and delivered to M-Power, (1) any changes in Natural Resources’ financial condition, assets, liabilities, or business which, in the aggregate, have been materially adverse; (2) any damage, destruction, or loss of or to Natural Resources’ property, whether or not covered by insurance; (3) any declaration or payment of any dividend or other distribution in respect of Natural Resources’ capital stock, or any direct or indirect redemption, purchase, or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits, or other commitments to employees.

7.9     Litigation. There is no litigation or proceeding pending, or to the Company’s knowledge threatened, against or relating to Natural Resources, its properties or business, except as set forth in a list certified by the president of Natural Resources and delivered to M-Power.

7.10     Contracts. Natural Resources is not a party to any material contract other than those listed as an attachment hereto.

7.11     No Violation. Execution of this Agreement and performance by Natural Resources hereunder has been duly authorized by all requisite corporate action on the part of Natural Resources, and this Agreement constitutes a valid and binding obligation of Natural Resources, performance hereunder will not violate any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Natural Resources is Subject or by which Natural Resources is bound.

7.12     Title to Property. Natural Resources has good and marketable title to all properties and assets, real and personal, reflected in Natural Resources’ Financial Statements, except as since sold or otherwise disposed of in the ordinary course of business, and Natural Resources' properties and assets are Subject to no mortgage, pledge, lien, or encumbrance, except for liens shown therein, with respect to which no default exists.

7.13      Corporate Authority. Natural Resources has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, and will deliver at the Closing a certified copy of resolutions of its board of directors authorizing execution of this Agreement by its officers and performance thereunder.

7.14     Confidentiality. Until the Closing (and permanently if there is no Closing), Natural Resources and its representatives will keep confidential any information which they obtain from M-Power concerning its properties, assets, and business. If the transactions contemplated by this Agreement are not consummated, Natural Resources will return to M-Power all written matter with respect to M-Power obtained by it in connection with the negotiation or consummation of this Agreement.

7.15     Investment Intent. Natural Resources is acquiring the M-Power shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Natural Resources has no commitment or present intention to liquidate M-Power or to sell or otherwise dispose of its stock.

8.     Conduct Pending the Closing

Natural Resources, M-Power and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

8.1     No change will be made in the charter documents, by-laws, or other corporate documents of Natural Resources or M-Power.

8.2     This Agreement will be submitted for shareholder approval with a favorable recommendation by the Board of Directors of each of M-Power and Natural Resources and the Board of Directors of each will use its best efforts to obtain the requisite shareholder approval.

8.3     M-Power and Natural Resources will use their best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.4     None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the M-Power shares of common stock owned by them.

9.     Conditions Precedent to Obligation of M-Power and the Shareholders

M-Power’s and the Shareholder’s obligation to consummate this exchange shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by M-Power or the Shareholders as appropriate:

9.1     Natural Resources’ Representations and Warranties. The representations and warranties of Natural Resources set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2     Natural Resources’ Covenants. Natural Resources shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3     Board of Director Approval. This Agreement shall have been approved by the Board of Directors of Natural Resources.

9.4     Supporting Documents of Natural Resources. Natural Resources shall have delivered to M-Power and the Shareholders supporting documents in form and substance reasonably satisfactory to M-Power and the Shareholders, to the effect that:

(a) Natural Resources is a corporation duly organized, validly existing, and in good standing;

(b) Natural Resources’ authorized capital stock is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of Natural Resources authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of Natural Resources;

(e) Natural Resources’ Financial Statement; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10.     Conditions Precedent to Obligation of Natural Resources

Natural Resources’ obligation to consummate this merger shall be Subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Natural Resources:

10.1     M-Power’s and the Shareholder’s Representations and Warranties. The representations and warranties of M-Power and the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.2     M-Power’s and the Shareholders’ Covenants. M-Power and the Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3     Board of Director Approval. This Agreement shall have been approved by the Board of Directors of M-Power.

10.4     Shareholder Execution. This Agreement shall have been executed by the required number of shareholders of M-Power.

10.5     Supporting Documents of M-Power. M-Power shall have delivered to Natural Resources supporting documents in form and Substance reasonably satisfactory to Natural Resources to the effect that:

(a) M-Power is a corporation duly organized, validly existing, and in good standing;

(b) M-Power's capital stock is as set forth herein;

(c) Certified copies of the resolutions of the board of directors of M-Power authorizing the execution of this Agreement and the consummation hereof;

(d) Secretary's certificate of incumbency of the officers and directors of M-Power;

(e) M-Power’s Financial Statements; and

(f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

11.     Indemnification

11.1     Indemnification of Natural Resources. M-Power and the Shareholders severally (and not jointly) agree to indemnify Natural Resources against any loss, damage, or expense (including reasonable attorney fees) suffered by Natural Resources from (1) any breach by M-Power or the Shareholders of this Agreement or (2) any inaccuracy in or breach of any of the representations, warranties, or covenants by M-Power or the Shareholders herein; provided, however, that (a) Natural Resources shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages, and expenses (including reasonable attorney fees) exceeding $50,000 in the aggregate and (b) Natural Resources shall give notice of any claims hereunder within twenty-four months beginning on the date of the Closing. No loss, damage, or expense shall be deemed to have been sustained by Natural Resources to the extent of insurance proceeds paid to, or tax benefits realizable by, Natural Resources as a result of the event giving rise to such right to indemnification.

11.2     Proportionate Liability. The liability of each Shareholder under this Section shall be in the proportion that the total number of Natural Resources shares to be received by him bears to the total number of Natural Resources shares to be received by all the Shareholders and shall in no event exceed 25 percent of the value of the Natural Resources shares received by such Shareholder. With respect to Shareholders that are estates, trusts, or custodianships, the executor, trustee, or custodian is a party to this Agreement only in its fiduciary capacity and liability hereunder shall be limited to the fiduciary assets and shall not extend to the assets of the executor, trustee, or custodian.

11.3     Indemnification of M-Power and the Shareholders. Natural Resources agrees to indemnify M-Power and the Shareholders against any loss, damage, or expense (including reasonable attorney fees) suffered by M-Power or by any of the Shareholders from (1) any breach by Natural Resources of this Agreement or (2) any inaccuracy in or breach of any of Natural Resources’ representations, warranties, or covenants herein.

11.4     Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement. If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. As long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

12.     Termination. This Agreement may be terminated (1) by mutual consent in writing; (2) by either M-Power, the Shareholders or Natural Resources if there has been a material misrepresentation or material breach of any warranty or covenant by any other party; or (3) by either M-Power, the Shareholders or Natural Resources if the Closing shall not have taken place, unless adjourned to a later date by mutual consent in writing.

13. Shareholders’ Representative. The Shareholders hereby irrevocably designate and appoint Perry Esculier as their agent and attorney in fact ("Shareholders' Representative") with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Shareholders hereunder or increase the extent of their obligation to indemnify Natural Resources hereunder.

14.     Survival of Representations and Warranties. The representations and warranties of M-Power, the Shareholders and Natural Resources set out herein shall survive the Closing.

15.     General Provisions

15.1     Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

15.2     Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

15.3     Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

15.4     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Natural Resources, to:

76 Playfair Road #03-06 LHK2 Building

Singapore

If to M-Power, to

76 Playfair Road #03-06 LHK2 Building

Singapore

If to the Shareholders, to

76 Playfair Road #03-06 LHK2 Building

Singapore

16.5     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

16.6     Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

16.7     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

16.8     Effective Date. This effective date of this Agreement shall be August 12, 2014.

NATURAL RESOURCES CORPORATION

By	/s/ Elsa Esculier
Title: President

M-POWER FOOD INDUSTRIES PTE. LTD.

By	/s/ Perry Esculier
Title: President

Exhibit A

Number of	Number of
M-Power	Natural Resources	Name of
Shares	Shares	Shareholder	Address
Transferred	Received

200,000,000	50,000,000	M-Power Investments	36 Dang Tat Street, District 1 HCMC Ho Chi Minh City, Vietnam